EXHIBIT 99

FOR IMMEDIATE RELEASE

Date:	July 20, 2004
Contacts:	Ken Taylor, SVP/CFO
Hope Attenhofer, VP/Marketing Director
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP FIRST HALF EARNINGS INCREASE 23% TO RECORD $6.07 MILLION

Porterville, CA—July 20, 2004—Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced it generated strong profits in the second quarter and record results for the first half of 2004, due primarily to continued growth in revenues and well-controlled non-interest expenses. Net income for the second quarter of 2004 increased 19% to $2.93 million, or $0.29 per diluted share, compared to $2.47 million, or $0.25 per diluted share, in the same quarter a year ago. Sierra Bancorp generated a return on average equity of 18.7% in the second quarter of 2004 compared to 17.6% in the same quarter last year, and its return on average assets was 1.30% in the second quarter of 2004 compared to 1.41% for the same quarter the previous year. For the first half of 2004, Sierra Bancorp’s net income was a record $6.07 million, or $0.60 per diluted share, and return on average equity was 19.7%. First half earnings were 23% higher than in the first half of the previous year. Total assets have increased 27% to $933 million at the end of June 2004, from $735 million at the end of June 2003.

James C. Holly, President and CEO, attributes the recent string of successful quarters to the combined efforts of the Company’s current staff. “While recognizing that there is always room for improvement, the Company has maintained an atmosphere of achievement since Bank of the Sierra was founded more than 26 years ago,” explained Holly. “Under the guidance of an experienced and attentive Board, our officers and employees are as dedicated as ever to the advancement of superior performance,” he noted. Holly stated further that, “given the multitude of expansion opportunities within our current geographic footprint, we are continually on the lookout for additional self-motivated team members who can help us further our objectives.”

Financial Highlights (fiscal quarter and half ended 6/30/04, compared to quarter and half ended 6/30/03)

•	Net interest income increased 20% for the quarter and 23% for the half

•	Non-interest income increased 8% for the quarter and 13% for the half

•	Non-interest expenses were held to a 5% increase for the quarter and 8% increase for the half

•	Pre-tax income rose 45% to $4.9 million for the quarter, and 42% to $9.4 million for the half

•	The payment of 2002 taxes related to the Company’s Real Estate Investment Trust (REIT) increased the second quarter 2004 provision for taxes by $400,000

•	In 2004, net charge-offs were only 0.06% of average loans for quarter and 0.11% for the half

•	A leverage strategy executed in second quarter 2004 added more than $100 million to investment balances

•	Net loans and leases increased 12% to $618 million

•	Demand deposits increased 20% and low-cost NOW/savings deposits increased 17%

•	Other interest-bearing liabilities increased $83 million, represent FHLB funding for the leverage strategy

Operating Results (first quarter and first half of 2004)

Relative to the same periods in the prior year, net interest income was $1.7 million higher in the second quarter and $3.8 million higher in the first half of 2004. This is primarily due to growth in average earnings assets, but was enhanced by exceptional growth in demand deposit and savings deposit balances. The leverage strategy was not implemented until the latter half of April 2004, thus its impact on average earning assets was almost twice as great for the quarter as it was for the first half.

The leverage strategy involved the purchase of $100 million in mortgage-backed securities, funded by collateralized borrowings from the Federal Home Loan Bank ranging in duration from one day to four years. “The leverage transaction has added close to $350,000 to net interest income since inception and is thus enhancing our return on equity, but it has lowered our net interest margin and return on assets,” stated Ken Taylor, Chief Financial Officer. He explained that this is the result of the addition of a relatively large balance of earning assets with a spread substantially lower than the Company’s pre-leverage net interest margin, and noted that the Company’s post-leverage net interest margin is expected to be about 50 basis points below what it otherwise would have been.

Non-interest income, consisting mainly of service charges on deposits, continued to grow although at a slower rate than in recent years. Taylor explained that the slowdown is due to the promotion of, and subsequent growth in, “free” consumer demand deposit accounts. Those accounts are initially free of service charges, but have provided interest-free funding for the Company and have increased cross-sell opportunities for other deposit accounts and consumer loans.

While salaries and benefits increased only 2% for the quarter and 3% year-to-date, total operating (non-interest) expense increased 5% in the second quarter of 2004 to $7.3 million, and 8% in the first half to $14.9 million. Occupancy expense increased 21% for the quarter and 19% for the first half due to costs associated with branch openings, depreciation expense on equipment purchased in connection with the company’s core processing conversion in January 2004, and depreciation expense on equipment leased to customers under operating leases. The Company has opened two new branches in the Fresno area in the past thirteen months. The Fresno-Herndon branch commenced operations in June of 2003, and the Clovis branch opened for business in June 2004.

Because of the strong growth in income relative to expenses, the company’s efficiency ratio (tax-equivalent) improved over 600 basis points to 55.2% in the second quarter of 2004 from 61.2% in the same quarter a year ago. “We feel that we can sustain substantial growth in loans and deposits with selective enhancements to administrative and support functions,” Taylor commented, “and expect that rising revenues will continue to outpace expense increases even as we continue our de novo branch expansion.”

Pretax income for the first quarter of 2004 increased 45% to $4.9 million in the second quarter of 2004 compared to $3.4 million in the second quarter a year ago, while pre-tax income for the first half of 2004 was $9.4 million, or 42% higher than the same period in the prior year. “The tax provision for the first half of 2003 factored in benefits from the Bank’s REIT, although effective as of year-end 2003 the company has not been accruing for any REIT-related tax benefits,” explained Taylor. Exacerbating this impact was an additional $400,000 tax provision in the second quarter of 2004, subsequent to the payment of taxes asserted by California’s Franchise Tax Board to be owed for 2002 on REIT consent dividends. REIT-related issues in the State of California have still not been resolved, and a substantial income tax refund to the Company will result if a final resolution confirms the Company’s claim that it has a valid REIT and is entitlted by law to certain related tax benefits, although no assurance can be given that this will occur.

Balance Sheet Growth (at June 30, 2004)

Total assets increased 27% to $933 million from $735 million a year ago. The major source of asset growth was the investment portfolio, which was $202 million at the end of June 2004, or $115 million higher than at the end of June 2003. This increase was primarily due to implementation of the aforementioned leverage strategy, however net loan and lease balances also grew by $68 million, or 12%, to $618 million from $550 million at the end of the first quarter of 2003. Real estate loans, comprised primarily of loans secured by commercial properties, remain the most robust segment of the loan portfolio, growing 16% to $455 million and accounting for 72% of gross loans. Commercial and industrial loans and leases grew 2% from year ago levels for 14% of the total loan portfolio.

Non-performing assets improved significantly, dropping 20% to $8.1 million, or 0.88% of total assets, compared to $10.2 million, or 1.56% of total assets a year ago. At quarter-end, the allowance for loan losses stood at $7.7 million, or 1.22% of gross loans compared to $6.0 million, or 1.07% of total loans a year ago. The percent of net charge-offs to average loans was 0.11% in the first half of 2004 compared to 0.21% in the first half of last year.

Deposits grew 15% to $701 million, with demand deposits up 20%, NOW and savings balances up 17%, and time deposits up 22%. Non-interest bearing deposits as a percent of total deposits improved to 30% from 29% a year ago. Shareholder equity increased 11% to $63.2 million at June 30, 2004, or $6.68 per share, compared to $56.9 million, or $6.12 per share a year ago.

Other interest-bearing liabilities increased 172% to $132 million at June 30, 2004, compared to $48 million at June 30, 2003. This was primarily due to additional collateralized borrowings from the Federal Home Loan Bank which were acquired to fund the leverage transaction. Subordinated debentures were $31 million at June 30, 2004, double their level of a year ago due to the issuance of additional trust-preferred securities in March 2004.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra, the largest independent bank headquartered in the South San Joaquin Valley. The Bank operates eighteen branch offices, as well as two agricultural credit centers and a bank card center. In July 2004, US Banker magazine ranked Sierra Bancorp as the nation’s 16th best-performing publicly-traded community bank in the nation, based on three-year average return on equity. More information about Bank of the Sierra is available on the Bank’s web site, www.bankofthesierra.com.

The statements contained in this release that are not historical facts are forward-looking statements on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings.

CONSOLIDATED INCOME STATEMENT

	Three Month Period Ended:			Six Month Period Ended:
(in $000’s, unaudited)	6/30/2004	6/30/2003	% Change	6/30/2004	6/30/2003	% Change
Interest Income	$12,417	$10,324	20.3%	$24,369	$20,462	19.1%
Interest Expense	2,102	1,723	22.0%	3,711	3,657	1.5%

Net Interest Income	10,315	8,601	19.9%	20,658	16,805	22.9%
Provision for Loan and Lease Losses	773	725	6.6%	1,673	1,125	48.7%

Net Interest after Loan Loss Provision	9,542	7,876	21.2%	18,985	15,680	21.1%
Service Charges	1,574	1,527	3.1%	3,097	2,868	8.0%
Loan Sale and Servicing Income	112	74	51.4%	274	194	41.2%
Other Non-Interest Income	1,033	911	13.4%	1,952	1,690	15.5%
Gain (Loss) on Investments	—	2	(100.0%)	5	(35)	(114.3%)

Total Non-Interest Income	2,719	2,514	8.2%	5,328	4,717	13.0%
Salaries and Benefits	3,340	3,286	1.6%	7,048	6,847	2.9%
Occupancy Expense	1,494	1,239	20.6%	2,890	2,421	19.4%
Other Non-Interest Expenses	2,513	2,467	1.9%	4,944	4,504	9.8%

Total Non-Interest Expense	7,347	6,992	5.1%	14,882	13,772	8.1%
Income before Taxes	4,914	3,398	44.6%	9,431	6,625	42.4%
Provision for Income Taxes	1,988	932	113.3%	3,359	1,688	99.0%

Net Income	$2,926	$2,466	18.7%	$6,072	$4,937	23.0%

TAX DATA
Tax-Exempt Muni Income	$329	$404	(18.6%)	$670	$826	(18.9%)
Tax-Exempt BOLI Income	$200	$189	5.8%	$446	$417	7.0%
Interest Income – Fully Tax Equivalent	$12,586	$10,532	19.5%	$24,714	$20,888	18.3%
NET CHARGE-OFFS	$379	$681	(44.3%)	$693	$1,087	(36.2%)

	Three Month Period Ended:			Six Month Period Ended:
(unaudited)	6/30/2004	6/30/2003	% Change	6/30/2004	6/30/2003	% Change
Basic Earnings per Share	$0.31	$0.27	14.8%	$0.65	$0.53	22.6%
Diluted Earnings per Share	$0.29	$0.25	16.0%	$0.60	$0.49	22.4%
Common Dividends	$0.09	$0.08	12.5%	$0.18	$0.16	12.5%
Weighted Average Shares Outstanding	9,409,414	9,280,318		9,383,088	9,266,803
Weighted Average Diluted Shares	10,068,585	10,060,639		10,075,783	9,976,529
Book Value per Basic Share (EOP)	$6.68	$6.12	9.2%	$6.68	$6.12	9.2%
Tangible Book Value per Share (EOP)	$6.09	$5.52	10.3%	$6.09	$5.52	10.3%
Common Shares Outstanding (EOP)	9,468,058	9,299,227		9,468,058	9,299,227

KEY FINANCIAL RATIOS

	Three Month Period Ended:		Six Month Period Ended:
(unaudited)	6/30/2004	6/30/2003	6/30/2004	6/30/2003

Return on Average Equity	18.73%	17.56%	19.68%	18.11%
Return on Average Assets	1.30%	1.41%	1.43%	1.43%
Net Interest Margin (Tax-Equivalent)	5.22%	5.70%	5.57%	5.68%
Efficient Ratio (Tax-Equivalent)	55.21%	61.22%	56.03%	62.14%
Net Charge-Offs to Average Loans	0.06%	0.13%	0.11%	0.21%

AVERAGE BALANCES

	Three Month Period Ended:			Six Month Period Ended:
(in $000’s, unaudited)	6/30/2004	6/30/2003	% Change	6/30/2004	6/30/2003	% Change

Average Assets	$906,943	$703,630	28.9%	$853,513	$694,692	22.9%
Average Earning Assets	$807,790	$620,306	30.2%	$758,167	$611,633	24.0%
Average Gross Loans and Leases	$620,864	$529,067	17.4%	$617,701	$518,536	19.1%
Average Deposits	$694,295	$600,616	15.6%	$689,300	$596,377	15.6%
Average Equity	$62,843	$56,339	11.5%	$62,049	$54,961	12.9%

STATEMENT OF CONDITION

	End of Period
(in $000’s unaudited)	6/30/2004	12/31/2003	6/30/2003	Annual Change
ASSETS
Cash and Due from Banks	$46,893	$53,042	$43,419	8.0%
Securities and Fed Funds Sold	202,366	86,560	87,699	130.8%
Agricultural	10,647	13,693	12,087	(11.9%)
Commercial and Industrial	86,531	92,248	84,558	2.3%
Real Estate	454,674	431,231	390,552	16.4%
SBA Loans	20,907	21,964	20,715	0.9%
Consumer Loans	44,004	41,106	39,232	12.2%
Credit Card Balances	10,413	10,439	10,384	0.3%

Gross Loans and Leases	627,176	610,681	557,528	12.5%
Deferred Loan Fees	(1,347)	(1,716)	(1,626)	(17.2%)

Loans and Leases Net of Deferred Fees	625,829	608,965	555,902	12.6%
Allowance for Loan and Lease Losses	(7,680)	(6,701)	(5,976)	28.5%

Net Loans and Leases	618,149	602,264	549,926	12.4%
Bank Premises and Equipment	19,477	18,291	17,379	12.1%
Other Assets	45,844	41,517	37,028	23.8%

Total Assets	$932,729	$801,674	$735,451	26.8%

LIABILITIES AND CAPITAL
Demand Deposits	$211,437	$196,392	$175,790	20.3%
NOW/Savings Deposits	115,338	105,690	98,812	16.7%
Money Mark Deposits	131,330	130,803	135,789	(3.3%)
Time Certificates of Deposit	242,912	251,592	199,390	21.8%

Total Deposits	701,017	684,477	609,781	15.0%
Subordinated Debentures	30,928	15,464	15,464	100.0%
Other Interest-Bearing Liabilities	131,899	33,262	48,477	172.1%

Total Deposits and Interest-Bearing Liabilities	863,844	733,203	673,722	28.2%
Other Liabilities	5,667	8,495	4,834	17.2%
Total Capital	63,218	59,976	56,895	11.1%

Total Liabilities and Capital	$932,729	$801,674	$735,451	26.8%

CREDIT QUALITY DATA
	End of Period
(in $000’s unaudited)	6/30/2004	12/31/2003	6/30/2003	Annual Change
Non-Accruing Loans	$5,431	$6,477	$8,700	(37.6%)
Over 90 Days PD and Still Accruing	86	206	—	100.0%
Other Real Estate Owned	2,606	2,784	1,485	75.5%

Total Non-Performing Assets	$8,123	$9,467	$10,185	(20.2%)

Non-Performing Loans to Total Loans	0.88%	1.09%	1.56%
Non-Performing Assets to Total Loans	0.87%	1.18%	1.38%
Allowance for Loan Losses to Loans	1.22%	1.10%	1.07%

OTHER PERIOD-END STATISTICS

	End of Period
(unaudited)	6/30/2004	12/31/2003	6/30/2003
Shareholders’ Equity/Total Assets	6.8%	7.5%	7.7%
Loans/Deposits	89.5%	89.2%	91.4%
Non-Interest Bearing Deposits/Total Deposits	30.2%	28.7%	28.8%